UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of report (Date of earliest event reported): March 23, 2006

                           SAFETEK INTERNATIONAL, INC.
                           ---------------------------
             (Exact name of Registrant as specified in its charter)

           Delaware                       33-22175                75-2226896
           --------                       --------                ----------
(State or other jurisdiction of   (Commission File Number)      (IRS Employer
        incorporation)                                       Identification No.)

                                 23 Aminadav St.
                             Tel Aviv, Israel, 67898
                             -----------------------
                    (Address of principal executive offices)

                                 +972-3-561-3468
              (Registrant's Telephone Number, Including Area Code)


               --------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Section 8 - Other Events

Item 8.01 Other Events.

Term Sheet with Resdevco Ltd.

On March 23, 2006, Safetek International, Inc. ("Safetek") entered into a term sheet with Resdevco Ltd, a company incorporated under the laws of Israel ("Resdevco"). The term sheet sets forth the principal terms of a proposed agreement between Safetek and Resdevco, pursuant to which Resdevco will grant to Safetek an exclusive, worldwide license (the "License") in Resdevco's Antioxidant salicylate compounds (the "Licensed Technology").

Except for certain specified sections, the term sheet is a non-binding document. The consummation of the transactions contemplated therein is subject to the execution of mutually acceptable definitive agreement, approval of the transaction and definitive agreements by the respective Boards of Directors of the parties, completion of due diligence to the satisfaction of Safetek, receipt of financial reports of the last three years, receipt of any required approvals of governmental authorities, and receipt of necessary consents and approvals of third parties. It is anticipated that a definitive agreement will be executed within 60 days after the completion of Safetek's due diligence.

Pursuant to the License, Safetek will have the right to research, develop, make, have made, use, sell, dispose, sub-lease, distribute, display, bundle, import and export any and all products or services based on the Licensed Technology, including a right to sub-license. The License will be exclusive, world-wide, and perpetual, subject to certain earlier termination provisions. Safetek shall have the right to terminate the License at any time, with prior written notice of 90 days. Resdevco will have the right, after prior written notice of 90 days, to terminate the license or, at its option, to convert it into a non-exclusive license, if Safetek fails to pay any payment pursuant to the definitive agreement, or fails to satisfy certain milestones as set out in a Schedule to be concluded and attached in the definitive agreement.

Safetek will be fully responsible for the development of the Licensed Technology after the execution of the definitive agreements, at its own expense. Resdevco will agree to assist Safetek in developing the Licensed Technology at the cost and expense of Safetek. Any new intellectual property developed by Safetek based on the Licensed Technology will be owned by Resdevco and subject to the License.

In consideration for the License, Safetek will pay to Resdevco a specified license fee at the beginning of each year of the term of the License. Safetek will also pay to Resdevco a percentage of its net sales of any products it develops based on the License Technology and a specified portion of any consideration or other benefits actually received by Safetek from third parties in connection with sublicensing of the Licensed Technology.

Resdevco and its shareholders and directors agreed to refrain from negotiating any licensing of the Licensed Technology until the earlier of signing the definitive agreement, or receipt by Resdevco of notice from Safetek that it does not wish to close the transaction, or the expiry of 90 days from the date of the term sheet. Such agreement is binding.


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

Upon the execution of a non-disclosure agreement and the term sheet, Safetek will advance to Resdevco US$ 5,000. Additional US$ 5,000 will be advanced at the beginning of each month thereafter, provided Resdevco continues to provide Safetek with due diligence materials in its possession in timely manner, but not more than 14 days after the date of request, until the earlier to occur of: (a) Safetek finishes its due diligence, up to an aggregate amount (together with the initial payment) of US$15,000, or (b) Safetek provides Resdevco with written notice that it does not wish to close the transaction. All monthly payments will be part of the total first year License Fee. No monthly payments will be paid to Resdevco in the time period between completion of due diligence and signing the definitive agreement.

Resignation of Dr. Yigal Koltin

Dr. Yigal Koltin resigned from his position as a director of Safetek shortly after his appointment as director on February 5, 2006. In connection with his resignation, all agreements previously entered into between Dr. Koltin and Safetek were terminated. Following his resignation, Dr. Koltin agreed to provide to Safetek, from time to time upon Safetek's request, consulting services at a rate of $300 per hour.


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

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        SAFETEK INTERNATIONAL, INC.
                                        (Registrant)


                                        By:    /s/ Amnon Presler
                                               ----------------------
                                        Name:  Amnon Presler
                                        Title: Chief Executive Officer

Date: March 24, 2006


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